 QuickLinks -- Click here to rapidly navigate through this document

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 9, 2000

ACTIVE VOICE CORPORATION
(Exact name of registrant as specified in its charter)

WASHINGTON (State or other jurisdiction of incorporation or organization)	0-22804 (Commission File Number)	91-1235111 (I.R.S. Employer) Identification No.)
2901 THIRD AVENUE, SUITE 500 SEATTLE, WASHINGTON (Address of principal executive offices)	98121-9800 (Zip Code)

Registrant's telephone number, including area code: (206) 441-4700

Item 5.  Other Events

    On November 10, 2000, Active Voice Corporation ("Active Voice") announced a definitive agreement to be acquired by Cisco Systems, Inc. ("Cisco") pursuant to an Agreement and Plan of Merger and Reorganization dated as of November 9, 2000 (the "Merger Agreement") by and among Cisco, Active Voice and Aqua Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Cisco. Under the Merger Agreement, as more fully describe in the press release which is attached as Exhibit 99.1 and is incorporated herein by reference, each share of Active Voice's common stock issued and outstanding immediately prior to the effective time of the merger shall automatically be converted into the right to receive shares of Cisco's common stock. Cisco will pay approximately $296 million in stock for Active Voice. The purchase price will be shared by all Active Voice security holders. As of November 9, 2000, there were approximately 14.8 million shares of Active Voice outstanding on a fully diluted basis. The acquisition has been approved by the Board of Directors of each company and is subject to various closing conditions including Active Voice shareholder approval and approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The foregoing summary of the merger is qualified in its entirety by reference to the Merger Agreement included as Exhibit 2.1 and incorporated herein by reference.

Item 7.  Financial Statements And Exhibits.

  (c)
  Exhibits

Exhibit No.	Description
2.1	Agreement and Plan of Merger and Reorganization dated as of November 9, 2000, by and among Cisco Systems, Inc., a California corporation, Aqua Acquisition Corporation, a Delaware corporation, and Active Voice Corporation, a Washington corporation
99.1	Press Release of Active Voice Corporation dated November 10, 2000

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACTIVE VOICE CORPORATION
November 16, 2000	By:	/s/ JOSE DAVID Jose David Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description
2.1	Agreement and Plan of Merger and Reorganization dated as of November 9, 2000, by and among Cisco Systems, Inc., a California corporation, Aqua Acquisition Corporation, a Delaware corporation, and Active Voice Corporation, a Washington corporation
99.1	Press Release of Active Voice Corporation dated November 10, 2000

QuickLinks

Item 5. Other Events
Item 7. Financial Statements And Exhibits.
SIGNATURES
INDEX TO EXHIBITS